EXHIBIT 10.2

CRANE CO. CORPORATE

EVA INCENTIVE COMPENSATION PLAN

(AS IN EFFECT AS OF JANUARY 1, 2004)

1.	PURPOSE.

In 1988, Crane Co., a Delaware corporation (the “Company”), initially adopted an annual incentive compensation program based on the principles of Economic Value Added. The purpose of this approach is to maximize shareholder value by aligning management’s interests with those of the Company’s shareholders and rewarding management for sustainable and continuous improvement in the business being managed. The Board of Directors of the Company (the “Board”) has amended the Plan from time to time in various respects, including in order to more closely align the EVA calculations under the Plan for corporate office participants with the financial results reported to shareholders and to achieve greater transparency to the participants in the financial calculations required under the Plan. This document sets forth the Plan as in effect as of January 1, 2004 for the corporate office participants. For all periods prior to January 1, 2004, the provisions of the Plan as in effect prior to that date shall govern.

2.	DEFINITIONS.

For purposes of this Plan, the following capitalized terms shall have the respective meanings set forth below:

(a) “Annual Payout” means an annual cash payment to a Participant determined in accordance with Section 7.

(b) “Average Capital Employed” means, for any Plan Year, the average monthly operating capital, but without deducting any reserves for asbestos-related claims, as determined by the Company following the close of the Plan Year.

(c) “Bank Account” means a bookkeeping account established for each Participant.

(d) “Board” shall have the meaning given to such term in Section 1.

(e) “Bonus Pool” means each of the bonus pools established in accordance with Section 5.

(f) “Company” shall have the meaning given to such term in Section 1.

(g) “Committee” means the Management Organization and Compensation Committee of the Board.

(h) “Cost of Capital” means, for any Plan Year, the weighted average cost of equity and after-tax cost of debt. The cost of equity shall be fixed by the Committee at the beginning of the Plan Year. The after-tax cost of debt shall be the actual interest cost paid by the Company during the Plan Year divided by the average monthly debt outstanding during such Plan Year, adjusted by a tax rate of 35 percent. The Cost of Capital calculation shall be reviewed and approved by the Committee following the close of the Plan Year.

(i) “EVA” means, for any Plan Year, the Return on Capital less the Cost of Capital, multiplied by the Average Capital Employed.

(j) “EVA Award” means each Participant’s individual award amount for a Plan Year as determined in accordance with Section 6.

(k) “NOPAT” means net operating profit after tax for the Plan Year plus the after-tax amount of expenses for asbestos-related claims against the Company and its subsidiaries during such Plan Year.

(l) “Participants” means the individuals designated by the Committee in accordance with Section 4 as eligible to participate in the Plan.

(m) “Participation Percentage” means the Bonus Pool percentage established for each Participant in accordance with Section 6. The aggregate Participation Percentages of all Participants for a Plan Year shall not exceed 100%.

(n) “Plan Year” means each calendar year during the term of this Plan.

(o) “Return on Capital” means, for any Plan Year, NOPAT divided by Average Capital Employed.

(p) “Target Bonus” means a target bonus for each Participant, stated as a percentage of the Participant’s base annual salary for the Plan Year, established by the Committee in accordance with Section 4.

3.	ADMINISTRATION.

The Plan will be administered by the Committee. The Committee’s decisions in the administration of the Plan shall be final and binding on all parties. The Committee shall have the sole discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to designate the employees eligible to participate in the Plan, to establish and adjust any EVA formula or calculation as provided in Sections 4, 5 and 6, to impose such conditions and restrictions on awards under the Plan as it determines appropriate, and to take such steps in connection with the Plan and awards made under the Plan as it may deem necessary or advisable. Notwithstanding the foregoing, the Committee may, in its discretion, delegate any or all of its powers and duties hereunder to the Company’s Chief Executive Officer, provided that, with respect to the participation hereunder by the Chief Executive Officer and any other officers of the Company whose compensation is subject to the deduction limitation set forth in Section 162(m) of the Internal Revenue Code, all such powers and duties shall remain with the Committee to the extent necessary to ensure, to the extent practicable, that amounts payable under this Plan qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Internal Revenue Code and the regulations thereunder.

The Committee may employ attorneys, consultants, accountants or other persons and the Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company. No Committee member shall receive compensation with respect to his or her services for the Committee except as may be authorized by the Board. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all employees who have received awards, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to this Plan or awards made hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.	ELIGIBILITY.

The persons who shall participate in this Plan shall be such officers and other key employees of the Company as may be designated as Participants by the Company’s Chief Executive Officer. Not later than the end of the first month of each Plan Year, the Committee shall fix a Participation Percentage and a Target Bonus for each Participant, provided that the Participation Percentage and Target Bonus for a Participant who becomes a Participant during the Plan Year shall be fixed at the time such participation commences.

5.	CALCULATION OF EVA AND DETERMINATION OF BONUS POOL.

As soon as practicable following the close of each Plan Year, the Company shall determine, subject to review and approval by the Committee, the EVA for such Plan Year upon which the Bonus Pool calculation shall be based.

For each Plan Year, a Bonus Pool shall be established by applying a formula to the EVA for the Plan Year. Such formula shall utilize both a percentage of the change in the EVA of the Company from the prior Plan Year, whether positive or negative, plus a percentage of the positive EVA, if any, in the current Plan Year. Unless and until revised by the Committee, the Bonus Pool for the Company shall be determined as follows:

IF PRIOR YEAR EVA WAS:	THE CURRENT PLAN YEAR EVA FORMULA IS:
Positive	10% of the change in EVA (positive or negative) from prior Plan Year plus 6% of any positive EVA in current Plan Year
Negative	15% of the change in EVA (positive or negative) from prior Plan Year

6.	DETERMINATION OF PARTICIPANT EVA AWARDS.

Each Participant’s EVA Award for a Plan Year shall be equal to the Bonus Pool for such Plan Year multiplied by such Participant’s Participation Percentage. The Chief Executive Officer will retain discretion to revise a Participant’s Participation Percentage if the Chief Executive Officer deems it appropriate as circumstances develop during the Plan Year; provided, however, in the case of an executive officer who is subject to the limitations of Section 162(m) of the Internal Revenue Code, such revision may be made only by the Committee and may only have a negative effect on the amount of such Participant’s EVA Award for the Plan Year. As soon as practicable after the end of the Plan Year, the Committee will review and adopt a resolution approving the calculation of EVA, the Bonus Pool and the EVA Award for each Participant pursuant to the formula established at the beginning of the year (revised downward if the Committee so determines); provided, however, that no EVA Award with respect to any executive officer who is subject to the limitations of Section 162(m) of the Internal Revenue Code may exceed $3,000,000 for any particular Plan Year.

7.	ANNUAL PAYOUTS AND ALLOCATIONS TO PARTICIPANTS’ BANK ACCOUNTS.

(a) Annual Payout. As soon as practicable after each Participant’s EVA Award for a Plan Year has been determined, each Participant shall receive an Annual Payout equal to the lesser of (i) the total amount of such EVA Award or (ii) the Participant’s Target Bonus. If a Participant’s EVA Award exceeds such Target Bonus amount for that Plan Year, the excess shall be credited to the Participant’s Bank Account and there shall be added to the Annual Payout described in the immediately preceding sentence an amount equal to one-third (1/3) of the amount in the Participant’s Bank Account following such credit. If a Participant’s EVA Award is less than the Target Bonus amount for that Plan Year, the Participant shall receive an additional amount from the Participant’s Bank Account until the total amount received, including the EVA Award, equals the Target Bonus, and if there is any remaining amount in the Participant’s Bank Account after such payment, the Participant shall receive one-third of such remaining amount. All Annual Payouts shall be paid in a lump sum as soon as practicable after the Annual Payout amounts are determined by the Committee.

(b) Bank Account. Following payment of the Annual Payout as described above, the remainder of the Bank Account balance will represent the Participant’s “equity” in his or her EVA Bank Account for future years. Interest shall be credited to the undistributed positive amount credited to each Participant’s Bank Account at the rate of 6% per annum.

8.	TREATMENT OF PARTICIPANTS’ BANK ACCOUNTS UPON TERMINATION OF EMPLOYMENT OR OTHER EVENTS.

If a Participant leaves the Company by reason of termination or resignation or ceases to be eligible to participate in the Plan, his or her Bank Account balance will be treated as follows:

DISPOSITION OF ACCOUNT
EVENT	BALANCE/RESTRICTED SHARES*
Terminate/quit	Lose Bank Account balance; forfeit unvested restricted shares
Removed from plan/demotion	Bank Account balance paid out in two equal installments on the two succeeding Annual Payout dates; restricted shares continue to vest
Unit sold by Crane Co.	Receive Bank Account balance in cash; all restricted shares become fully vested
Normal retirement at age 65/death/disability	Receive Bank Account balance in cash; all restricted shares become fully vested
Unit spun off	No payout; Bank Account balance continued with spun off company; all restricted shares become fully vested
Crane Co. acquired	Receive Bank Account balance in cash; all restricted shares become fully vested
Transfer to another business unit	Bank Account balance transfers with Participant to new unit; restricted shares continue to vest

*	Refers to restricted shares granted to certain Participants in payment of Bank Account balances remaining after the Annual Payout for Plan Year 2002.

9.	MISCELLANEOUS.

(a) Plan Amendment and Termination. The Board may modify, suspend or terminate the Plan at any time.

(b) Effect of Award on Other Employee Benefits. By acceptance of participation in this Plan, each Participant agrees that his or her EVA Award is special additional compensation and that it will not affect any employee benefit, e.g., life insurance, etc., in which the recipient participates, except that Annual Payouts made under this Plan shall be included in the employee’s compensation for purposes of the Company’s qualified and nonqualified retirement and savings plan.

(c) Right to Continued Employment; Additional Awards. The receipt of an EVA Award shall not give the Participant any right to continued employment, and the right and power to dismiss any Participant from his or her employment is specifically reserved to the Company. In addition, the receipt of an EVA Award with respect to any Plan Year shall not entitle the recipient to an EVA Award with respect to any subsequent Plan Year.

(d) Adjustments to Performance Goals. When a performance goal is based on EVA or other quantifiable financial or accounting measure, it may be necessary to exclude significant non-budgeted or non-controllable gains or losses from actual financial results in order to properly measure performance. The Committee will decide those items that shall be considered in adjusting actual results.

(e) Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan any Federal, state or local taxes required by law to be withheld with respect to such payments.

(f) Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, other than the conflict of law provisions thereof.